Exhibit 10.26

[Translation of Chinese original]

Serial Number:

Form of Employment Agreement

Party A:	.

Party B:

Execution Date:

Party A:

Type:

Legal Representative:

Authorized Agent:

Address:

Tel:

Contact Person:

Party B:	Education Background:

Gender:	Date of Birth:

Resident ID Card Number:

Home Address:

Postal Code:

Local Government Office at Place of Registered Residence:

To ensure Party A’s normal conduct of operations and to protect Party B’s lawful rights and interests pursuant to the Labor Law of the People’s Republic of China, Party A and Party B hereby voluntarily enter into this labor contract (the “Contract”) following mutual consultation and agree to abide by the following terms hereinafter:

Chapter 1 Term of the Labor Contract

Article 1:	Term of this Contract shall be:

1.	This Contract shall be valid for years, from to . The first months shall be the probation period.

2.	After the expiration of this Contract, it may be renewed or terminated on the basis of the Company’s rules and mutual agreement.

Chapter 2 Work Position

Article 2:	Party B agrees to be appointed to Party A’s department of to undertake the following work: .

Article 3:	Party A may change or adjust Party B’s positions or duties on the basis of Party A’s actual needs and Party B’s abilities and performance. Party B shall abide by Party A’s management and arrangements and complete the required quantity and quality of work within the appointed time.

Chapter 3 Labor Protection and Conditions

Article 4:	Party A abides by the government policies on working hours. Party B shall be entitled to enjoy any national holidays and, in accordance with Party A’s regulations, any paid annual leave, marriage leave or other paid leave.

Article 5:	Party A shall furnish Party B with all necessary labor conditions and instruments, regulate its working procedures, guidelines and labor safety and sanitation systems, continuously make efforts to improve labor conditions and the working environment, and provide Party B with periodic medical checkups. Party B shall strictly comply with all operating procedures and pay attention to safety; Party B shall be responsible for any accidents caused by his/her failure to do so.

Article 6:	Party A shall, based on work requirements, provide Party B with necessary education or training in ideology, professional ethics and regulations as well as required professional and technical skills.

Chapter 4 Compensations and Benefits

Article 7:	Party A may determine Party B’s salary level based on such factors as Party’s A operations, Party B’s working position, abilities, performance, professionalism and contribution as well as other specific circumstances at the time, provided that such salary shall be no lower than the minimum standard salary in Beijing. The salary shall be paid on the last day of each month.

Article 8:	Party A may increase or decrease Party B’s salary based on the development of the business or changes in Party B’s work position, abilities or performance. Party A may grant Party B awards or promotions for Party B’s special contributions.

Article 9:	After Party B’s personal files are transferred to Party A (with respect to any employee whose permanent registered residence is outside Beijing, all the necessary procedures shall be completed in line with the applicable rules of Beijing Municipality as well as Party A’s policies), Party A shall make social security and public housing reserve fund arrangements for Party B. Both Party A and Party B shall make their respective payments pursuant to the relevant national and Beijing municipal regulations to the public housing reserve fund and the social security funds for retirement, healthcare and unemployment. After the cancellation and expiration of this Contract, all the aforesaid contributions shall be transferred pursuant to the applicable government regulations.

Article 10:	Pursuant to the government regulations with respect to enterprises and Party A’s relevant policies, Party B shall be entitled to the same benefits that other employees enjoy including lunch, transportation and other subsidies, paid annual vacation and other work benefits.

Article 11:	For illness or non-work-related injuries, Party B shall be entitled to sick-leave compensation and a period of medical care pursuant to Party A’s relevant regulations. The sick-leave compensation shall be no less than 80% of the minimum standard salary in Beijing.

Article 12:	For any occupational diseases or work-related injuries, Party B shall be entitled to the regular salary and a period of medical insurance pursuant to relevant national and Beijing municipal regulations.

Chapter 5 Work Discipline

Article 13:	Party B shall be dedicated to his/her work, adhere to professional ethics, strive for professional proficiency and make constant progress. Party B shall also comply with Party A’s work arrangements, strictly observe all rules, regulations and work discipline legally formulated by Party A and actively participate in the training programs organized by Party A to improve his/her ideological level and professional skills.

Article 14:	Party B shall protect Party A’s reputation and rights, maintain Party A’s property and undertake his/her obligations in protecting Party A’s intellectual property and commercial secrets. Any work-related intellectual property including patents, inventions and achievements shall be owned by Party A.

Article 15:	If Party B violates work discipline, Party A may penalize Party B pursuant to the Company’s relevant rules and regulations, including by terminating this Contract without any payment.

Chapter 6 Revision, Cancellation, Termination and Renewal of this Contract

Article 16:	Party A and Party B may amend this Contract by mutual agreement.

Article 17:	In the event of any change in any laws, administrative measures, or regulations on which this Contract is based, this Contract shall be amended accordingly.

Article 18:	In the event that material changes in the conditions or circumstances on which this Contract is based make performance of this Contract impossible, this Contract may be amended by mutual agreement of the Parties.

Article 19:	This Contract may be cancelled by mutual agreement of the Parties.

Article 20:	Party A may immediately terminate this Contract without any payment if any of the following occurs with respect to Party B:

1.	It is proved during the probation period that Party B is unqualified for employment (five days notice in advance shall be given);

2.	It is proved that Party B used deceit or concealment with respect to any significant fact;

3.	Party B seriously violates any work disciplines or rules;

4.	Party B causes material damage to Party A’s interests by serious neglect of his/her duties or graft;

5.	Party B accepts concurrent employment in another company without Party A’s permission;

6.	Party B operates his/her own business in the same industry as Party A’s without Party A’s permission; or

7.	Party B is held legally liable for criminal acts;

Article 21:	Party B may notify Party A that Party B is terminating this Contract at any time if any of the following events occur, provided that Party B shall complete all necessary procedures to hand over his/her duties:

1.	It is confirmed by the relevant government authorities that working conditions are adverse and harmful to health;

2.	Party A has forced Party B to work by means of violence, threat or illegal confinement; or

3.	Party A fails to pay the salary on time.

Article 22:	Any party that desires to cancel this Contract during the probation period shall notify the other party in writing five business days in advance. Party B may leave his/her job only after handing over all of his/her duties.

Article 23:	Any party who desires to cancel this Contract during the term of the regular employment shall notify the other party in writing at least thirty days in advance. Party B shall leave his/her job only after Party A acknowledges that Party B has handed over all of his/her duties.

Article 24:	In any of the following events, Party A may not cancel or terminate this Contract and the applicable national and Beijing municipal regulations shall be complied with:

1.	Party B is ill or has any non-work-related injuries and the stipulated period of medical treatment has not ended; or

2.	Any female employee is pregnant, giving birth or breast-feeding.

Article 25:	When Party B has any occupational diseases or work-related injuries and, following medical treatment, a municipal, district or county labor committee certifies that Party B has lost his/her ability to work in whole or part, the applicable national regulations shall be complied with.

Article 26:	In any of the following events, Party B is temporarily barred from cancelling or terminating this Contract:

1.	Party B is engaged in certain important work that is yet to be passed on to another employee;

2.	Because Party B is a key technical or operations employee who has undertaken significant tasks relating to business operations, research and development or critical technology, Party B’s resignation may have an adverse effects on the successful completion of such work; or

3.	Any financial losses suffered by Party A as a result of Party B have not yet been settled or Party B is still under investigation for other reasons or has failed to assume liability for any breach of contract.

Article 27:	The Contract shall be immediately terminated under any of the following circumstances, unless agreed otherwise by both Parties:

1.	The term of this Contract has expired;

2.	Party B has met the legal conditions for retirement;

3.	Any of the conditions hereunder for termination occurs;

4.	Party A is bankrupt or has been dissolved under law; or

5.	Any other circumstance stipulated by the state or Beijing municipal government.

Chapter 7 Financial Compensation and Indemnification

Article 28:	Party A is not liable to pay any economic compensation for terminating this Contract under Article 20 hereof or upon the expiration of this Contract.

Article 29:	Party A shall pay economic compensation pursuant to relevant regulations of the government and Party A’s corporate policies for any cancellation or termination of this Contract under Articles 19 or 23 hereof.

Article 30:	If Party A suffers losses because Party B has left his/her job without Party A’s approval, Party B shall indemnify Party A for such losses.

Article 31:	If both Parties agree to terminate this Contract, Party B shall finish handing over all his/her duties within one month and then complete any personnel procedures. Party A may take certain financial measures or even legal actions for any loss caused by any failure or incompleteness of the hand-over procedures. Party A may also take financial measures to request indemnification from Party B or even take legal action if Party A discovers after Party B’s departure that it incurred losses due to any actions by Party B prior to his/her departure.

Article 32:	If Party A has paid (more than RMB 5,000) for Party B’s employment, job transfers, visits abroad or job training, Party B shall enter into a separate agreement with Party A pursuant to Party A’s applicable rules. If this Contract is terminated by either Party before the expiration of Party B’s employment term, Party B shall reimburse the aforesaid payment made by Party A.

Article 33:	During his/her employment term and after leaving his/her job, Party B shall undertake not to disclose to any person or entity any information of Party A relating to personnel, accounting, technology or commercial secrets. Failing compliance with the foregoing, Party A has the right to seek economic compensation from Party B or hold Party B legally liable.

Article 34:	Party B may not request the termination of this Contract within one year after Party B returns from a visit abroad arranged by Party A.

Chapter 8 Other Agreements Between the Parties

[Blank]

Chapter 9 Dispute Settlement

Article 35:	Should any dispute arising out of the performance of this Contract fail to be settled through consultations, any Party may submit such dispute to the Beijing Municipal Labor Dispute Arbitration Tribunal for arbitration within sixty days after the dispute occurs. Any party who is not satisfied with the arbitral award may file a lawsuit in court.

Chapter 10 Miscellaneous

Article 36:	Any matters not covered herein shall be governed by Party A’s applicable existing rules.

Article 37:	The Agreement on Confidentiality and Intellectual Property attached hereto is a valid integral part hereof.

Article 38:	This Contract shall be made in two copies. Each Party shall hold one copy. This Contract shall come into effect upon the execution by both Parties.

Party A:

Legal Representative:

Or Authorized Agent:

Party B:

Execution Date:

Form of Agreement on Confidentiality and Intellectual Property

Party A:

Party B:	ID number:

After friendly discussions, Party A and Party B agree as follows:

1.	Party B, a citizen of the People’s Republic of China and an employee of Party A, agrees to abide by all provisions hereunder and take all necessary actions to protect Party A’s corporate secrets and intellectual property.

2.	Range and Responsibilities of Confidentiality

2.1	Confidentiality Range

All non-public information of Party A or its customers relating to business operations, technologies, transactions, finance, organization, personnel or other information, as defined by Party A, including but not limited to:

a.	Any confidential matters relating to the Company’s material decisions: any contemplated development strategies, development directions, development plans or development projects as well as operating decisions and core technologies; any contracts, agreements, letters of intent or feasibility reports for internal purposes as well as any material minutes and operation statistics; any financial projections, budget statements and all types of financial or statistical reports; any information to be kept non-public within a time period or range including organizational arrangements, internal duty assignments, personnel arrangements, appointments and dismissals, and employees’ records, salaries and wages;

b.	Any technical information such as development plans and proposals, designing materials, environment layouts, flow charts, key diagrams, printed plates, components lists, product manuals, non-public executable procedures, technical standards, product designs and manufacturing methods, product samples, technical achievements, technical support entities or technical experts, as well as any working correspondence containing any of the aforesaid information;

c.	Any operation information such as management know-how, customers lists, management records, resource reports, copies of contracts or agreements and the performance thereunder, price quotes, sales, circulation channels, production and sales strategies, internal marketing plans, minimum prices in bidding and bid documents and related technical materials, as well as any materials related to inventory and purchase channels and purchase prices;

d.	Any applications, inventions, designs or other operations owned or used by Party A, or any industrial and intellectual property found, invented or created by Party B during the term of his/her employment; and

e.	Any other non-public information possessed by Party A, any information with respect to which Party A has confidentiality commitments to any third party, and other matters required to be kept confidential.

2.2	Confidentiality Responsibilities

a.	Party A is responsible to formulate its confidentiality system and take corresponding measures to protect its corporate secrets. Party A is also responsible for educating Party B to keep such information confidential.

b.	As an employee of Party A, Party B is obligated, whether during or after the term of his/her employment, to keep confidential the Party A’s corporate secrets as determined by Party A. Party B may not acquire by any illegal means any confidential information that Party B has no right to possess at his/her rank, nor disclose to any entities or individuals (including any internal staff who have no right to possess such information) any information obtained by Party B for the purpose of his/her work, nor use any of Party A’s corporate secrets to seek his/her personal gain.

c.	Party B shall abide by all written or non-written confidentiality policies or rules formulated by Party A and perform his/her confidentiality obligations related to his/her post. In the event of any matters which are not covered or not explicitly regulated by any of Party A’s confidentiality policies or rules, Party B shall take all necessary and reasonable measures in a prudent and honest manner to keep confidential any technical know-how or other commercial secret learned or possessed by Party B during the term of his/her employment, which are owned by Party A or any third party to whom Party A has confidentiality commitments.

d.	Any and all documents (including all correspondence, customers lists, business cards, notes, memoranda, plans, drawings, floppy disks, CDs and documents in any other form), modules and samples related to Party A’s corporate secrets that are created, used or possessed by Party B during the term of his/her employment are the property of Party A. Party B shall return to Party A such documents (including all originals, counterparts and duplicates), modules or samples at any time requested by Party A and at the end of each completed task. Party B may not retain any copies of such documents in any form.

3.	Intellectual Property

3.1	Party A shall own all the industrial and/or intellectual property associated with any invention or achievement of Party B that is made in the course of his/her performance of any task assigned by Party A, or that uses chiefly materials, technology or business information of Party A. An invention or achievement of Party B made in the course of his/her performance of any task assigned by Party A shall mean any of the following: (i) any invention or achievement during the course of work, (ii) any invention or achievement pursuant to an assignment by Party A outside of Party B’s work, (iii) any invention or achievement within one year after Party B’s resignation, retirement or job transfer that is related to Party B’s work for Party A or a task assigned by Party A.

3.2	Party A shall own all the industrial and/or intellectual property associated with any other invention or development achievement or technical secret of Party B if Party B used Party A’s materials, technology, business information or other resources or if it is related to Party A’s business, unless otherwise agreed upon in writing by both Parties.

3.3	Party A shall own any interim development results from any projects that Party B participates in but does not complete during the term of his/her employment.

3.4	Party B shall keep absolutely confidential all the aforesaid inventions, industrial and/or intellectual property as well as any inventions, designs, alterations, materials or procedures related to such intellectual property, unless such intellectual property enters the public realm by another means (excluding any means brought about by Party B).

3.5	Party B shall assist Party A in applying for patents or other legal protections for any of the aforesaid intellectual property, and execute any necessary documents and take any necessary actions to induce Party A to validly own, and register the ownership of, such intellectual property.

3.6	Party A may fully and freely use the aforesaid industrial and/or intellectual property for the purposes of productions, operations or transfers to any third parties.

4.	Miscellaneous

4.1	Party B agrees not to directly or indirectly hold a concurrent position in another company during the term of his/her employment without Party A’s approval.

4.2	Party B agrees not to directly or indirectly, individually or together with Party A’s other employees, without Party A’s approval during the term of his/her employment by Party A or within one year of such employment, accept employment by any other individuals, enterprises, companies or other organizations that compete with Party A, or individually or together with any other individuals, enterprises, companies or organizations engage in any businesses that competes with Party A.

4.3	Unless permitted by Party A, Party B may not, solely or jointly with any other persons, enterprises, companies or organizations, provoke or induce any of Party A’s employees to leave the employment of Party A.

4.4	Party B hereby agrees that, Party B shall not, unless permitted by Party A, directly or indirectly, provoke or induce any clients or suppliers who have contacts or transactions with Party A during the term of Party B’s employment to become clients or suppliers of any third parties or to terminate or reduce their contacts or transactions with Party A.

4.5	At such time that Party B leaves his/her job or at any time requested by Party A, Party B shall return to Party A all Party A’s property, including but not limited to anything containing Party A’s confidential information.

5.	This Agreement shall be legally binding upon both Parties upon the execution date. Should any Party breach this Contract, it shall be held liable for all legal consequences.

6.	Party B’s departure, either due to the expiration of his/her employment term, resignation or dismissal or the termination of this Agreement for any reason, shall by no means affect the effectiveness of any clauses hereunder that will survive this Agreement. No failure by any Party to take, or delay in taking, any actions to exercise any of its rights hereunder or claim any indemnification hereunder shall be deemed as a waiver of such rights.

5	This Agreement shall be made in two copies. Each Party shall hold one copy.

Party A:

(Seal)

Date:

Party B:

(Signature)

Date: